EXHIBIT 99.1
FOR IMMEDIATE RELEASE

National Western Life Announces 2009 Second Quarter Earnings

Austin, Texas, August 6, 2009 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today second quarter 2009 consolidated net earnings of $18.8 million, or $5.34 per diluted Class A share, compared with consolidated net earnings of $18.1 million, or $5.10 per diluted Class A share, reported for the second quarter of 2008. Consolidated net earnings for the first six months of 2009 were $33.9 million, or $9.60 per diluted share, compared with $32.6 million, or $9.18 per diluted share, reported a year ago. The Company's book value per share at June 30, 2009 increased to $293.20.

Net earnings for the quarter ended June 30, 2009 included after-tax investment gains of $0.1 million, or $0.03 per diluted Class A share. For the first six months of 2009, the Company reported after-tax investment losses of $3.4 million, or $0.95 per diluted Class A share, versus after-tax losses of $0.2 million, or $0.06 per diluted Class A share, for the same period in 2008. Commenting on the investment results, Mr. Moody noted, “Although the challenging credit market conditions that arose in the latter half of 2008 have lessened somewhat, the industry is certainly not out of the woods yet in terms of portfolio exposures. We continue to be more fortunate than other companies in that our losses and impairment write downs have been minimal relative to our holdings.”

After-tax earnings from operations, which exclude net realized investment gains and losses, increased nearly 14% for the first six months of 2009 to $37.2 million ($10.55 per diluted Class A share) compared to the first six months of 2008. Mr. Moody indicated, “The market for life insurance sales remains difficult given high unemployment and related challenges to family finances, but we have experienced strong growth in annuity sales which are up 65% year over year. We credit this increase to our strong capital position allowing us to fund such sales levels and our competitive products.” Mr. Moody also observed that the Company’s recent financial strength rating upgrade to “A” from A.M. Best has provided the Company with additional market access.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 10,300 contracted independent agents, brokers and consultants, and at June 30, 2009, maintained total assets of $7.0 billion, stockholders' equity of nearly $1.1 billion, and life insurance in force of $18.5 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Revenues, excluding investment and index
option gains (losses)	$133,592	127,404	263,464	250,642
Realized and unrealized gains (losses) on
index options	6,909	(13,756)	(6,061)	(38,313)
Realized gains (losses) on investments	166	(267)	(5,179)	(311)
Total revenues	$140,667	113,381	252,224	212,018

Earnings:
Earnings from operations	$18,734	18,315	37,236	32,790
Net realized gains (losses) on investments	108	(173)	(3,366)	(202)
Net earnings	$18,842	18,142	33,870	32,588

Net earnings attributable to Class A Shares	$18,307	17,627	32,909	31,664

Basic Earnings Per Class A Share:
Earnings from operations	$5.31	5.20	10.56	9.31
Net realized gains (losses) on investments	0.03	(0.05)	(0.95)	(0.06)
Net earnings	$5.34	5.15	9.61	9.25

Basic Weighted Average Shares	3,426	3,426	3,426	3,424

Diluted Earnings Per Class A Share:
Earnings from operations	$5.31	5.15	10.55	9.24
Net realized gains (losses) on investments	0.03	(0.05)	(0.95)	(0.06)
Net earnings	$5.34	5.10	9.60	9.18

Diluted Weighted Average Shares	3,430	3,453	3,430	3,450

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com